UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 1, 2015

CHINA YCT INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-53600	65-2954561
(Commission File Number)	(IRS Employer Identification No.)

c/o Shandong Spring Pharmaceutical Co., Ltd Economic Development Zone
Gucheng Road Sichui County Shandong Province PR China
(Address of principal executive offices and zip code)

86-537-4268278
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 1, 2015, the Company executed a warrant (the “Warrant”) in favor of William W. Uchimoto Law (the “Holder”), an independent third party.  The  Warrant will be released to the  Holder should the  Company receive a notice that its Common Stock has been approved for listing on The NASDAQ Stock Market or such other mutually agreeable United States registered national securities exchange (the “Notice”) and will be released on the date of such Notice, provided the Notice is received on or before July 13, 2016.  The Warrant was executed in consideration for the Holder agreeing to advise the Company and to make a listing application for the Company’s securities on a United States national securities exchange and such other matters as are referred to the Holder.  Should the Warrant be released, the number of shares of Common Stock issuable upon exercise of the Warrant will equal six percent (6%) of the total issued and outstanding shares (on a fully diluted basis) of the Company’s common stock on the date of the Notice. The Warrant will be exercisable at price of $0.36 per share on a cashless exercise basis.  Based on the number of issued and outstanding shares as of August 1, 2015 (on a fully diluted basis), the Warrant would be exercisable for 1,938.041 shares of Common Stock, which amount is subject to adjustment should the Company issue any additional shares of Common Stock or options, rights or warrants to receive common stock, or securities convertible into common stock, prior the date of the Notice.  The Company’s common stock issuable upon exercise of the Warrant shall receive piggy-back registration rights and not be subject to any trading lock-up once issued. The Warrant shall be transferrable at the election of the Holder.

The Company has no obligation to deliver the Warrant to the Holder if the Company has not received the Notice on or before July 13, 2016. Should the Warrant be delivered, the Warrant will expire on August 1, 2020.

Item 9.01: Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are furnished herewith:

10.15 Common Stock Purchase Warrant, dated August 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

China YCT International Group, Inc.

Dated: August 13, 2015	By: /s/ Yan Tinghe
Yan Tinghe
Chief Executive Officer